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                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (the "Agreement"), dated as of February 26, 1999, between Napco Security Systems, Inc., a Delaware corporation (the "Company"), and Richard Soloway (the "Employee").

                  WHEREAS, Employee has been serving as Chairman of the Board, President and Chief Executive Officer of the Company and the parties wish to provide for the continuation of such services.

                  NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

         1.       Employment, Duties and Acceptance.

                  1.1. The Company hereby employs the Employee for the Term (as hereinafter defined) to render services to the Company as its chairman of the board, president and chief executive officer, subject to the direction of the Board of Directors, and, in connection therewith, to perform such executive and managerial duties as he shall be directed by the Board of Directors consistent with Employee's position as chairman of the board, president and chief executive officer.

                  1.2. Acceptance of Employment by the Employee. The Employee hereby accepts such employment and agrees to render the executive and managerial services described above on the terms and conditions set forth.

         2. Term of Employment. The term of the Employee's employment under this Agreement (the "Term") shall commence on the date hereof and shall end five (5) years from the
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date hereof, unless sooner terminated pursuant to Article 5 of this Agreement.
The Term shall automatically renew for additional one year intervals thereafter unless either party gives notices of non-renewal at least six months before the end of the then applicable Term.

                  3.       Compensation.

                           3.1.     Salary. For services to be rendered pursuant
to this Agreement, the Company agrees to pay the Employee a salary of $407,793 per annum (the "Annual Salary"), payable in accordance with the Company's regular payroll practices but no less frequently than once per month. Employee's annual salary shall be reviewed by the Board of Directors from time to time, but may not be reduced, and shall be increased commencing January 1 of each year of the Term by an amount at least equal to the product of the prior year's Annual Salary and the increase in the Consumer Price Index ("CPI") (over the CPI for 1998).

                           3.2.     Incentive Compensation. For each of the
Company's fiscal years ending during the ' Term, including the fiscal years ending June 30, 1999 and 2004, the Employee shall be awarded an incentive bonus (the "Bonus") if such a bonus has been earned according to a formula to be determined by the Board of Directors. The amount of such bonus shall, at the Employee's option, be payable in common stock of the Company valued at the average closing sales price of NASDAQ, or the principal market on which the Company's common stock trades, on the last five trading days of the fiscal year for which the bonus is paid. If the Employee elects to receive stock for incentive compensation, the Company shall loan, or use its best efforts to have another lender loan, Employee the amount of the estimated income taxes payable by Employee as a result of receiving such stock, which loan shall be payable with interest one year after the termination of Employee's employment with the Company. The Company shall charge


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Employee interest on such loan at the same rate it pays to its bank for the primary loan amount under its revolving line of credit.

                           3.3.     Withholdings and Deductions. All
Compensation described in this Article 3 shall be less such deductions as may be required to be withheld by applicable law and regulation.

                           3.4.     Stock Options. As additional incentive to
Employee, simultaneous with the execution of this Agreement, the Company shall grant Employee options under the Company's Stock Option Plan to purchase 225,000 shares of the Company's common stock at an exercise price equal to 110% of the market price with respect to incentive stock options and 100% of the market price for non-qualified stock options. Such options shall vest as provided in such Plan, but in no event later than on a Change in Control, as defined in
Section 6 below, and may be exercisable for 5 years. For the purposes hereof, "Market Price" shall mean the last reported sales price of the Company's common stock on the date options are granted. The Stock Option Agreement shall provide that the Company shall loan, or use its best efforts to have another lender loan, Employee all amounts necessary to exercise any such options (including any withholding taxes due in connection with such exercise). The Company shall charge Employee interest on such loan at the same rate it pays to its bank for the primary loan amount under its revolving line of credit.

                           3.5.     Supplemental Amount. (a) The Company has a
qualified retirement plan, under Section 401 et seq. of the Internal Revenue Code of 1986, as amended. The Employee is a participant in said plans. Section 415 of the Code provides that a plan shall not be a qualified trust under
Section 401(a) if it provides for the payment of contributions with


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respect to a participant in excess of certain amounts. The Company's plan has provisions intended to assure that they are such qualified trusts, by providing that no contribution may be made to a plan if such contribution would cause the plan to be a non-qualified trust (the "Section 415 provisions"). The annual amounts that the Employee, as a participant, would be entitled to have contributed for his benefit by the Company under said plan (or under any other plan qualified under Section 401 et seq. of the Code in which the Employee may be a participant during the Term) if the plans did not have Section 415 provisions (or any successor provisions) in excess of the annual amounts that the Company actually contributes thereto for the benefit of the Employee is referred to as the "Supplemental Amount."

                           (b)      As supplemental compensation for each year
during the Term, the Company shall, within 90 days after the end of the year, issue (or transfer from its treasury stock) to the Employee a number of shares of its common stock, subject to no restriction other than as required by the Securities Act of 1933, equal to (x) the Supplemental Amount, (y) divided by the average of the daily closing prices of such stock over the last five trading days during said year. Such number of shares shall be rounded to the nearest number of whole shares. The certificate representing said shares shall bear the following legend: "The shares represented by this certificate were acquired in a transaction not registered under the Securities Act of 1933, and may not be transferred or disposed of except pursuant to an effective registration statement under said Act or an exemption from such registration thereunder."

                  4.       Expenses and Benefits.

                           4.1.     Expenses. The Company shall pay or reimburse
the Employee for all reasonable expenses actually incurred or paid by him during the Term in the performance of


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his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it may require.

                           4.2.     Benefits. The Employee shall be entitled to
all rights and benefits for which he shall be eligible under any stock option or extra compensation plan, pension, group insurance or other so-called "fringe" benefits which the Company may, in its sole discretion, provide for him or for its senior executive employees generally.

                           4.3.     Vacation. The Employee shall be entitled to
such vacation as is provided from time to time to other senior executives of the Company. Upon termination of Employee's employment for any reason, the Company shall pay Employee for all unused vacation pay from the beginning of the term of this Agreement.

                  5.       Termination.

                           5.1.     Termination upon Death. If the Employee
shall die during the Term, this Agreement shall terminate, except that the Employee's legal representatives shall be entitled to receive the Annual Salary provided for in Section 3.1 of this Agreement for a period of one year after the Employee's death, paid in accordance with the Company's normal payroll practices, and his Bonus shall be calculated on a pro rata basis through the end of the fiscal quarter immediately preceding his death.

                           5.2.     Termination upon Disability. If, during the
Term, the Employee shall become physically or mentally disabled, whether totally or partially, as determined by a medical doctor acceptable to both parties hereto, so that he is unable substantially to perform his services hereunder for
(i) a period of six consecutive months, or (ii) for shorter periods aggregating six months during any twelve-month period, the Company may at any time after the

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last day of the sixth consecutive month of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Employee (but before the Employee has recovered from such disability), terminate the term of the Employee's employment hereunder. Notwithstanding such disability, the Company shall continue to pay the Employee an amount equal to sixty (60%) percent of the Annual Salary herein provided for in Section 3.1 up to and through the scheduled Term under Section 2 hereof, but not longer than three (3) years, but his Bonus shall be calculated on a pro rata basis through the end of the fiscal quarter immediately preceding the sixth month of his disability.

                           5.3.     Termination for Cause. Nothing contained
herein shall preclude the Company from terminating this Agreement for cause. As used herein the term "for cause" shall be deemed to mean and include with respect to the Employee only chronic alcoholism, drug addiction, conviction of the Employee of any felony, or of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, or willful failure or refusal to substantially perform the services required of the Employee under this Agreement, following written notice by the Board of Directors to the Employee and Employee having failed to cure such failure within thirty days after such notice.

                           6.       Change in Control. (a) If during the Term
there should be a Change in Control (hereinafter defined), then the Employee shall, by written notice to the Company at any time within twelve months following a Change in Control, be entitled to terminate the Term and his employment hereunder, and within 10 business days following such notice, the Employer shall pay the Employee, as a termination payment, an amount equal to 299% of the average of the prior five calendar year's compensation (including bonuses, pension, profit sharing and 401(k)


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contributions), except that in no event shall the amount payable under this paragraph 6(a) exceed $100.00 less than the amount which would (when aggregated with any other amounts which would be subject to the "parachute payment" provisions hereinafter referred to) result in any part of a payment to otherwise be made under this paragraph 6(a) constituting a "parachute payment" under
Section 280G of the Internal Revenue Code of 1986, as amended (the "Maximum Termination Payment"). The determination whether or not any part of such payment would constitute a "parachute payment" and the amount of the Maximum Termination Payment shall be made by the Company's regularly engaged independent accountants. In making the determination, the accountants shall rely on the Company's federal income tax returns and on the Internal Revenue Code and the regulations thereunder, as then in effect, and may rely on the legislative and Internal Revenue Service reports issued in connection with the adoption of said Paragraph and regulations.


                           (b)      For purposes of this Agreement, a "Change in
Control" shall mean:

                  (i) either (x) any merger or consolidation of the Company into or with another corporation, or (y) the acquisition by another person, group or entity after the execution date of this Employment Agreement of beneficial ownership of more than 25% of the common stock of the Company (such person, group or entity reporting, or being required to report, the acquisition pursuant to Section 13 of the Securities Exchange Act of 1934 of all the voting and investment powers of such stock),

                                       or

                  (ii) any sale by the Company of substantially all of the assets and business of Company for cash, stock, or any combination thereof, unless, immediately after such sale, the holders of Common Stock of the Company immediately prior to such sale own more than 50% or more of the voting capital stock of the acquiring corporation or, if the acquiring person or

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                           entity is not a corporation, more than 50% of the
                           voting equity interests of such acquiring person or entity,

                                       or

                  (iii) if a majority of Company's board of directors consists of individuals who were not Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

                  7.       Certain Restrictions.

                           7.1.     During Term. Through and including December
31, 2002 (unless Employee is wrongfully terminated as Chairman of the Board, President or Chief Executive Officer or exercises his right to terminate the Agreement under Section 6), the Employee will not, directly or indirectly, as an officer, director, stockholder, partner, associate, employee, consultant or owner, become or be interested in, or associated with, any other corporation, firm or business engaged in a business which is the same as, similar to or competitive with the business of the Company; provided that the ownership by the Employee, directly or indirectly, of shares of stock of a corporation, which shares are regularly traded on a national securities exchange or on the over-the-counter market and which shares do not amount to the lesser of (a) five per cent of the issued and outstanding shares of such corporation, or (b) an aggregate market

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value in excess of $500,000, shall not, in any event, be deemed to be in violation of the provisions of this Section 7.1.

                           7.2.     Non-Detrimental Conduct. During the Term and
for a period of one year thereafter (regardless of any termination under Section 5 hereof), the Employee will not intentionally engage in any course of conduct anywhere that will diminish the value of the business of the Company, including, without limitation, the solicitation or hiring of employees of the Company other than those dismissed by the Company.

                  8.       Protection of Confidential Information.

                           8.1.     Confidential Information. In view of the
fact that the Employee's work for the Company will bring him into close contact with many confidential affairs of the Company not readily available to the public, the Employee agrees:

                                    (a)      To keep secret and retain in the
strictest confidence all confidential matters of the Company, including, without limitation, trade "know-how", secrets, the names of its customers, suppliers and contractors, the Company's procedures and policies in purchasing and sales, including its pricing policies, operational methods and technical processes, and other business affairs of the Company, learned by him heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after his employment with the Company, except in the course of performing his duties hereunder or with the Company's express written consent; and

                                    (b)      To deliver promptly to the Company
on termination of his employment, all memoranda, notes, records, reports, manuals, drawings and other documents


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(and all copies thereof) relating to the Company's business and all property associated therewith, which he may then possess or have under his control.

                                    8.2.     Survival. The provisions of this
Section 8 shall survive any termination of this Agreement.

                                    8.3.     Specific Performance. The parties
recognize that, because of the nature of the subject matter of this Section 8, it would be impractical and extremely difficult to determine the Company's actual damages in the event of a breach of this Section 8 by the Employee. Accordingly, if the Employee commits a breach, or threatens to commit a breach, of any of the provisions of Section 8.1, the Company shall be entitled to have the provisions of said Sections specifically enforced by temporary, preliminary and permanent injunctive relief without the posting of bond or other security by and court of competent jurisdiction, notwithstanding the provisions of Section 8 hereof.

                  9.       Notices.

                           All notices, requests, consents and other
communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid by registered or certified mail (notices shall be deemed to have been given when so delivered personally) or, if mailed, two days after the date of mailing, as follows (or to such other address as either party shall designate by notice so given to the other in accordance herewith):

         If to the Company, to:

                  Napco Security Systems, Inc.
                  Attention: Andrew J. Wilder
                  333 Bayview Avenue


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                  Amityville, NY 11701

         If to the Employee, to:

                  Richard Soloway

                  -------------------

                  -------------------


                  10.      General.

                           10.1.    Governing Law. This Agreement shall be
governed by and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York.

                           10.2.    Section Headings. The article and section
headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                           10.3.    Entire Agreement. This Agreement sets forth
the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                           10.4.    Successors and Assigns. This Agreement, and
the Employee's rights and obligations hereunder, may not be assigned by the Employee. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of the


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Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

                           10.5.    Amendments, Modifications, etc. This
Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by the party to be charged therewith. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement. The invalidity or unenforceability of any term or provision of this Agreement shall in no way impair or affect the balance thereof, which shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement on March 17, 1999.

                                   NAPCO SECURITY SYSTEMS, INC.

                                By:  /s/ Andrew J. Wilder
                                     -------------------------------------------
                                     Andrew J. Wilder for the Board of Directors

                                    /s/ Richard Soloway
                                    -------------------------------------------
                                    RICHARD SOLOWAY

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